American Medical Alert Corp. Reports
                        Profitable Second Quarter Results

OCEANSIDE, N.Y.--August 13, 2002--American Medical Alert Corp. (Nasdaq: AMAC) today reported that net income for the six months ended June 30, 2002 increased to $219,015, or $.03 per diluted share, as compared to net income of $12,005, or $-0- per diluted share for the same period in 2001.

Revenues, which consist primarily of monthly recurring revenues (MRR), increased to $7,263,222 for the six months ended June 30, 2002, an increase of $518,274 as compared to $6,744,948 million for the same period in 2001.

As part of executing its business plan to align itself for future success, the Company continues to effectively manage expenses and grow its core operations to offset both incurred and planned expenses relating to the relocation and upgrading of its emergency response center facility and research and development costs associated with its disease management monitoring endeavor over the next six months. The management team continues to affirm its positive business outlook in this transitional year and believes that AMAC will achieve net income of approximately $300,000-$350,000 for the year ended December 31, 2002.

"We believe our diversification strategy is progressing as planned as high profile, well respected hospital systems and healthcare providers begin to embrace both our H-LINK(R) OnCall and disease management monitoring services," commented Howard M. Siegel, president and CEO of AMAC.

ABOUT AMAC

AMAC is a provider of medical response and 24-hour on-call-monitoring services to assist the healthcare community in providing at-risk patients with instant access to assistance from trained professionals. AMAC is vertically integrated with involvement in all phases of service delivery including product design and development, manufacturing and testing, field service and 24-hour monitoring.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on


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Form 10-KSB, the Company's  Quarterly Reports on Forms 10-QSB, and other filings and releases. These include uncertainties relating to government regulation, technological changes, our expansion plans and product liability risks.. Statements of income for the six and three months ending June 30, 2002 and 2001 and balance sheets for June 30, 2002 and December 31, 2001 are attached.

Contact:
     American Medical Alert
     Randi Baldwin, 516/536-5850
                  or
     Cameron Associates
     Lester Rosenkrantz, 212/245-8800

SELECTED FINANCIAL DATA


                                                  Three Months Ended                          Six Months Ended
                                             6/30/2002          6/30/2001               6/30/2002          6/30/2001
                                             ---------          ---------               ---------          ---------

Revenues                                  $   3,653,959      $   3,433,438           $    7,263,222     $    6,744,948

Earnings before Interest, Taxes
 Depreciation & Amortization              $     823,995      $     712,103           $    1,491,645     $    1,134,495

Net Income                                $     139,244      $      97,842           $      219,015     $       12,005

Net Income per Share
     Basic                                $        0.02      $        0.02           $         0.03     $          -
     Diluted                              $        0.02      $        0.01           $         0.03     $          -

Basic Weighted Average
 Shares Outstanding                           7,424,521          6,417,481                6,949,848          6,416,361

Diluted Weighted Average
 Shares Outstanding                           7,424,521          6,567,507                7,412,729          6,491,374



CONDENSED BALANCE SHEET

                                                                June 30,              December 31,
                                                                  2002                    2001
                                                               (Unaudited)              (Audited)
                                                            ------------------      ------------------

                                               ASSETS

Current Assets                                               $   7,480,071           $    4,773,903
Fixed Assets - Net                                               7,030,952                7,732,051
Other Assets                                                     2,364,935                1,925,389


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                                                            ------------------      ------------------
     Total Assets                                            $  16,875,958           $   14,431,343
                                                            ==================      ==================


                                LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities                                          $   1,732,904           $    3,016,825
Deferred Income Tax                                                519,000                  519,000
Longterm Debt                                                    1,520,845                  599,573

Longterm Capital Lease                                              77,086                  180,065
Put Warrant Obligation                                             369,000                  319,000

Other Liabilities                                                   53,500                   61,466

                                                            ------------------      ------------------
     Total Liabilities                                       $   4,272,335           $    4,695,929

Stockholders' Equity                                            12,603,623                9,735,414

                                                            ------------------      ------------------
     Total Liabilities and Stockholders' Equity              $  16,875,958           $   14,431,343
                                                            ==================      ==================



Effective June 30, 2002, the amounts previously reported as "Inventory of medical devices held for lease" have been reclassified as a component of fixed assets.